Ex. 99.28(d)(30)(xi)

Amendment

to Amended and Restated

Investment Sub-Advisory Agreement Between

Jackson National Asset Management, LLC

and Goldman Sachs Asset Management, L.P.

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and Goldman Sachs Asset Management, L.P., a limited partnership organized under the laws of the state of Delaware and registered investment adviser (the “Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser (the “Parties”) entered into an Amended and Restated Investment Sub-Advisory Agreement effective as of the 1st day of December, 2012, as amended (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios (the “Funds”) of JNL Series Trust (the “Trust”), as listed on Schedule A to the Agreement.

Whereas, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

Whereas, pursuant to a change of control for Standard & Poor’s Investment Advisory Services LLC, the Board of Trustees of the Trust approved the Sub-Adviser to sub-advise the following funds of Trust (the “JNL S&P Funds”), effective July 1, 2019:

1)	JNL/S&P Managed Growth Fund;
2)	JNL/S&P Managed Conservative Fund;
3)	JNL/S&P Managed Moderate Growth Fund;
4)	JNL/S&P Managed Moderate Fund;
5)	JNL/S&P Managed Aggressive Growth Fund;
6)	JNL/S&P Competitive Advantage Fund;
7)	JNL/S&P Dividend Income & Growth Fund;
8)	JNL/S&P International 5 Fund;
9)	JNL/S&P Intrinsic Value Fund;
10)	JNL/S&P Mid 3 Fund;
11)	JNL/S&P Total Yield Fund; and

Whereas, the Parties have agreed to amend the Agreement to update certain language and to add the JNL S&P Funds and each fund’s respective fees, effective July 1, 2019.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	Existing sub-section l) in Section 3. MANAGEMENT, under the heading entitled “The Sub-Adviser further agrees that it” shall be deleted and replaced with the following:

“l)	will vote proxies received in connection with securities held by Funds other than the JNL S&P Funds, consistent with its fiduciary duties hereunder;”

2)	The first sentence of Section 3. MANAGEMENT, shall be revised as follows:

“Subject always to the supervision of the Adviser, who in turn is subject to the supervision of the Trust’s Board of Trustees, Sub-Adviser will furnish an investment program in respect of, and make investment decisions for, all assets of the Funds and (i) with respect to all Funds other than the JNL S&P Funds, place all orders for the purchase and sale of securities, including foreign or domestic securities or other property (including financial futures and options of any type), all on behalf of such Funds; (ii) with respect to the JNL S&P Managed Funds, provide directions to the Adviser with respect to all investment decisions for the Funds; and (iii) with respect to the JNL S&P Funds other than the JNL S&P Managed Funds, it will be the responsibility of the Sub-Adviser to provide directions to BNY Mellon, or any other agent that the Adviser may designate from time to time, for the purchase and sale of securities, including foreign or domestic securities or other property (including financial futures and options of any type), on behalf of such Funds, and BNY Mellon shall be responsible for executing such purchase and sale transactions.

3)	The following new sub-section d) in Section 3. MANAGEMENT, under the heading entitled “The Sub-Adviser further agrees that it” shall be added, and all sub-sections shall be re-numbered thereafter:

“d)	will be the responsibility of the Adviser to execute portfolio transactions for the “JNL S&P Managed Funds,” as defined in Schedule A, and that the Adviser will direct all incoming cash, maintain the allocations as directed by the Sub-Adviser and provide all required financial reporting;”

4)	The newly numbered sub-section e) in Section 3. MANAGEMENT, under the heading entitled “The Sub-Adviser further agrees that it” shall be deleted and replaced with the following:

“e)	will report regularly to Adviser and to the Trust’s Board of Trustees as reasonably agreed between the Adviser and Sub-Adviser and will make appropriate persons available for the purpose of reviewing with representatives of Adviser and the Board of Trustees on a regular basis at reasonable times agreed to by the Adviser and Sub-Adviser, the management of the Funds, including, without limitation, review of the general investment strategies of the Funds, the performance of the Funds in relation to standard industry indices, interest rate considerations and general conditions affecting the marketplace and the specified benchmarks, as applicable, and will provide various other reports from time to time as reasonably requested by Adviser;”

5)	The newly numbered sub-section i) in Section 3. MANAGEMENT, under the heading entitled “The Sub-Adviser further agrees that it” shall not apply in connection with the Sub-Adviser’s services with respect to the S&P Funds.

6)	The newly numbered sub-section k) in Section 3. MANAGEMENT, under the heading entitled “The Sub-Adviser further agrees that it”, shall be deleted.

7)	Section 5. Brokerage shall apply to all Funds, except for the JNL S&P Funds, as defined in Schedule A.

8)	Section 15. Confidential Treatment shall be deleted and replaced with the following:

All information and advice furnished by one party to the other party (including their respective agents, employees, and representatives and the agents, employees, and representatives of any affiliates) hereunder shall be treated as confidential and shall not be disclosed to third parties, except with prior notification, as may be necessary to comply with applicable laws, rules and regulations, subpoenas, court orders, and as required in the administration and management of the Funds or as otherwise permitted in this section.  It is understood that any information or recommendation supplied by, or produced by, Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Adviser and the Trust. Furthermore, except as required by law (including, but not limited to semi-annual, annual or other filings made under the 1940 Act) or as agreed to by the Adviser and Sub-Adviser, the Adviser and Trust will not disclose any list of securities held by the Fund until it is either filed with the Securities & Exchange Commission or mailed out to shareholders, which filing or mailing shall not be made sooner than 30 days after quarter end in any manner whatsoever except as expressly authorized in this Agreement, and except that the top 10 holdings may be disclosed 15 days after month end. In addition, the Adviser may disclose to third party service providers, subject to a confidentiality agreement, a list of securities purchased or sold by the Fund. Sub-Adviser agrees to not publicly disclose the Fund holdings by specific reference to the Funds or as being Fund holdings of the Trust, provided however Adviser recognizes that the Fund holdings of the Funds may be similar to fund holdings held in other investment mandates, including separate accounts, that Sub-Adviser may manage and that Sub-Adviser may disclose holdings of those other mandates to third parties or to the holders of those accounts, including in marketing materials related to Sub-Adviser offered products.

9)	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated July 1, 2019, attached hereto.

10)	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated July 1, 2019, attached hereto.

11)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

12)	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

13)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective as of July 1, 2019.

Jackson National Asset Management, LLC		Goldman Sachs Asset Management, L.P.

By:	/s/ Mark D. Nerud	By:	/s/ Marci Green
Name:	Mark D. Nerud	Name:	Marci Green
Title:	President and CEO	Title:	Managing Director

Schedule A

Dated July 1, 2019

Funds
JNL/Goldman Sachs Emerging Markets Debt Fund
JNL/S&P Managed Growth Fund [1,2]
JNL/S&P Managed Conservative Fund [1,2]
JNL/S&P Managed Moderate Growth Fund [1,2]
JNL/S&P Managed Moderate Fund [1,2]
JNL/S&P Managed Aggressive Growth Fund [1,2]
JNL/S&P Competitive Advantage Fund [1]
JNL/S&P Dividend Income & Growth Fund [1]
JNL/S&P International 5 Fund [1]
JNL/S&P Intrinsic Value Fund [1]
JNL/S&P Mid 3 Fund [1]
JNL/S&P Total Yield Fund [1]

_____________________________________________________

1)	The “JNL S&P Funds”.

2)	The “JNL S&P Managed Funds” - the underlying funds available for investment by these funds of funds are limited to the funds offered on the Adviser’s platform; provided that to the extent any underlying funds on the Adviser’s platform are funds managed by the Sub-Adviser (“GSAM Funds”), the Sub-Adviser will only recommend an investment be made by a JNL S&P Managed Fund in a GSAM Fund if it is the only available option to such JNL S&P Managed Fund for a particular asset or sub-asset class.

A-1

Schedule B

Dated July 1, 2019

(Compensation)

JNL/Goldman Sachs Emerging Markets Debt Fund
Average Daily Net Assets	Annual Rate
$0 to $400 Million	.450%
Amounts over $400 Million	.350%

Group 1:
Funds
JNL/S&P Managed Growth Fund
JNL/S&P Managed Conservative Fund
JNL/S&P Managed Moderate Growth Fund
JNL/S&P Managed Moderate Fund
JNL/S&P Managed Aggressive Growth Fund
Assets	Annual Rate
$0 to $8 Billion Over $8 Billion	0.02% 0.01%

The assets of the funds are aggregated for purposes of calculating the sub-advisory fee.

Group 2:
Funds
JNL/S&P Competitive Advantage Fund
JNL/S&P Dividend Income & Growth Fund
JNL/S&P International 5 Fund
JNL/S&P Intrinsic Value Fund
JNL/S&P Mid 3 Fund
JNL/S&P Total Yield Fund
Assets	Annual Rate
$0 to $1Billion Next $2 Billion Over $3 Billion	0.08% 0.07% 0.05%

The assets of the funds are aggregated for purposes of calculating the sub-advisory fee.

B-1